Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Plan Administrator
Hibbett, Inc. 2015 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the registration statement (No. 333-204896) on Form S-8 of Hibbett, Inc. of our report dated September 19, 2019, with respect to the statement of changes in net assets available for benefits of the Hibbett, Inc. (formerly Hibbett Sports, Inc.) 2015 Employee Stock Purchase Plan for the year ended June 30, 2019, and the related notes, which report appears in the June 30, 2021 Annual Report on Form 11-K of the Hibbett, Inc. 2015 Employee Stock Purchase Plan.

/s/ KPMG LLP

Birmingham, Alabama
September 9, 2021

END OF EXHIBIT 23.2